Exhibit 99.(k)(3)

USVC Venture Capital Access Fund

Common Shares of Beneficial Interest

Shareholder Services Plan

September 18, 2025

This plan constitutes the Shareholder Services Plan (the “Plan”) subject to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”), for USVC Venture Capital Access Fund, a Delaware statutory trust (the “Fund”).

WHEREAS, it is desirable to provide the Fund flexibility in meeting the investment and shareholder servicing needs of its investors;

WHEREAS, the Fund desires to adopt a plan in respect of its shares, and the Board of Trustees of the Fund (the “Board,” and each shareholder thereof, a “Trustee”) determined that there is a reasonable likelihood that adoption of said plan will benefit the shares and their shareholders; and

WHEREAS, the Fund intends to have its distributor (“Distributor”) enter into agreements (“Services Agreements”) with certain financial institutions, broker-dealers, and other financial intermediaries (“Authorized Service Providers”) pursuant to which the Authorized Service Providers will provide certain administrative and shareholder support services to the beneficial owners of the Fund’s shares;

NOW THEREFORE, the Fund hereby adopts the Plan:

1.           Implementation. The Distributor is authorized to execute written Services Agreements with Authorized Service Providers that are record owners of Fund shares or that have a servicing relationship with the beneficial owners of shares of the Fund. Any such agreement shall specifically acknowledge that payments thereunder are subject to the terms of the Plan.

2.           Services. Pursuant to the Services Agreements, the Authorized Service Provider shall provide to those customers who own Fund shares shareholder support services, not primarily intended to result in the sale of shares of the Fund, as set forth therein and as described in the Fund’s prospectus. Shareholder support services (“Shareholder Services”) include, but are not limited to: (i) responding to customer inquiries of a general nature regarding the Fund; (ii) responding to customer inquiries and requests regarding Statements of Additional Information, shareholder reports, notices, proxies and proxy statements, and other Fund documents; and (iii) providing such other similar services as the Fund or the Fund’s investment adviser may reasonably request to the extent the financial industry professional is permitted to do so under applicable statutes, rules, or regulations.

3.           Compensation. The Fund shall pay to the Distributor a fee, computed daily and paid quarterly in the manner set forth in the respective Services Agreements, at an annual rate of up to 0.25% of the aggregate average daily net assets of the Fund shares. The Distributor shall re-allow such fee to each Authorized Service Provider in accordance with the applicable Services Agreement.

4.           Effective Date and Termination. The Plan will be effective with regard to the shares of the Fund only after approval by a vote of a majority of the Board of Trustees of the Fund, including a majority of Trustees who are not “interested persons” of the Fund as that term is defined in Section 2(a)(19) of the Act cast at a meeting (or meetings) called for the purpose of voting on the Plan and any related agreements in accordance with the requirements of Rule 12b-1. The Plan may be terminated with respect to any applicable class of shares of the Fund at any time by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities (as defined in the Act) of the applicable class of the Fund. The Plan will terminate automatically in the event of its assignment (as defined in the Act).

5.           Renewal. The Plan shall remain in effect for one year after the date first written above, and shall continue in effect thereafter so long as such continuance is specifically approved at least annually in the manner provided in Section 4 hereof.

6.           Amendment. The Plan may be amended at any time by the Board of Trustees, provided that all material amendments to the Plan shall be approved by the Fund’s Trustees in the manner provided herein with respect to the initial approval of the Plan. The Plan may not be amended with respect to any class of securities of the Fund to increase materially the amount payable hereunder by such class of securities unless such amendment is approved by a vote of a majority of the outstanding voting securities (as defined in the Act) of that class of the Fund, except to the extent that the approval of another class of the Fund is required in accordance with the Fund’s exemptive order from the U.S. Securities and Exchange Commission to permit the Fund to offer multiple classes of shares, in which case the approval of a majority of the outstanding voting securities (as defined in the Act) of such class shall also be required.

7.           Board Composition. While the Plan is in effect, the selection and nomination of the Independent Trustees shall be committed to the discretion of the Independent Trustees then in office.

8.           Reporting. While the Plan is in effect, the Board of Trustees shall be provided with a quarterly written report of the amounts expended pursuant to the Plan and the purposes for which the expenditures were made.

9.           Records. The Fund shall preserve copies of the Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 7 hereof for a period of not less than six years from the date of the Plan, the first two years in an easily accessible place.